LEMMINKÄINEN CORPORATION STOCK EXCHANGE RELEASE 9 OCTOBER 2017 AT 6:50 P.M.
NOTIFICATION ACCORDING TO CHAPTER 9, SECTION 10 OF THE SECURITIES MARKETS ACT OF CHANGE IN HOLDINGS IN LEMMINKÄINEN SHARES

Lemminkäinen Corporation has on 9 October 2017 received an announcement under Chapter 9, Section 5 of the Securities Markets Act, according to which the holding of Peab AB (publ) in Lemminkäinen has fallen below the threshold of 5 per cent. According to the announcement, the holding has fallen below the threshold on 9 October 2017.
According to the announcement, the holding of Peab AB (publ) in Lemminkäinen has on 9 October 2017 decreased to 0 shares, corresponding to 0.00 per cent of Lemminkäinen’s shares and voting rights.
Lemminkäinen has one share series, each share entitling to one vote. Lemminkäinen’s registered total number of shares amounting to 23,219,900 has been used in the calculation of percentages for the announcement.
In Lemminkäinen’s Extraordinary General Meeting on 12 September 2017, Peab AB (publ) was the only shareholder who voted against the merger resolution and demanded redemption of their shares in Lemminkäinen.
Total positions of Peab AB (publ) subject to the notification:

Date	% shares and voting rights	% of shares and voting rights through financial instruments	% total
Resulting situation on the date on which threshold was crossed	0.00%	0.00%	0.00%
Position of previous notification (if applicable)	10.59%	0.00%	10.59%

Notified details of the resulting situation on the date on which the threshold was crossed:
A: Shares and voting rights:
Class/type of shares ISIN code (if possible)	Number of shares and voting rights		% of shares and voting rights
	Direct (SMA 9:5)	Indirect (SMA 9:6 and 9:7)	Direct (SMA 9:5)	Indirect (SMA 9:6 and 9:7)
FI0009900336	0	0	0.00%	0.00%
SUBTOTAL A	0		0.00%

LEMMINKÄINEN CORPORATION
Corporate Communications
ADDITIONAL INFORMATION:
Ilkka Salonen, CFO
Tel. +358 2071 53304
ilkka.salonen@lemminkainen.com
DISTRIBUTION:
Nasdaq Helsinki Ltd
Key media
www.lemminkainen.com

Lemminkäinen is an expert in complex infrastructure construction and building construction in Northern Europe and one of the largest paving companies in its market. Together with our customers and 4,700 professionals we employ, we build a sustainable society. In 2016, our net sales were EUR 1.7 billion. Lemminkäinen Corporation’s share is quoted on Nasdaq Helsinki Ltd. www.lemminkainen.com

Notice to Lemminkäinen Shareholders in the United States
The YIT shares to be issued in connection with the merger have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and are being issued in reliance on the exemption from registration set forth in Rule 802 under the Securities Act.
YIT and Lemminkäinen are Finnish companies and the issuance of YIT shares will be subject to procedural and disclosure requirements in Finland that may be different from those of the United States. Any financial statements or other financial information included in this release may have been prepared in accordance with non-U.S. accounting standards that may not be comparable to the financial statements of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.
It may be difficult for U.S. shareholders of Lemminkäinen to enforce their rights and any claims they may have arising under U.S. federal securities laws in connection with the merger, since YIT and Lemminkäinen are located in non-U.S. jurisdictions, and some or all of YIT’s and Lemminkäinen’s officers and directors may be residents of countries other than the United States. As a result, U.S. shareholders of Lemminkäinen may not be able to sue YIT or Lemminkäinen or their respective officers and directors in a court in Finland for violations of U.S. federal securities laws. Further, it may be difficult to compel YIT or Lemminkäinen to subject themselves to the jurisdiction or judgment of a U.S. court.
Lemminkäinen’s shareholders should be aware that YIT may purchase Lemminkäinen’s shares otherwise than under the merger, such as in open market or privately negotiated purchases, at any time during the pendency of the proposed merger.